Exhibit 14.1

January 2025

CODE OF ETHICS
FOR
RUNWAY GROWTH FINANCE CORP.
RUNWAY GROWTH CAPITAL LLC
AND
RUNWAY ADMINISTRATOR SERVICES LLC

Section I. Statement of General Fiduciary Principles

This Code of Ethics (the “Code”) has been adopted by each of Runway Growth Finance Corp. (the “Company”) and Runway Growth Capital LLC (the “Adviser”), in compliance with Rule 17j-1 under the Investment Company Act of 1940, as amended (the “Act”), and, in the case of the Adviser, Rule 204A-1 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The purpose of the Code is to establish standards and procedures for the detection and prevention of activities by which persons having knowledge of the investments and investment intentions of the Company may abuse their fiduciary duty to the Company, and otherwise to deal with the types of conflict of interest situations to which Rule 17j-1 under the Act (“Rule 17j-1”) and Rule 204A-1 under the Advisers Act (“Rule 204A-1”), as applicable, are addressed. The Adviser is the Company’s investment adviser and Runway Administrator Services LLC is the Company’s administrator (the “Administrator”). Collectively, the Company, the Adviser and the Administrator are referred to herein as the “Runway Entities.”

The Code is based on the principle that the directors and officers of the Company, and the managers, officers and employees of the Adviser and the Administrator, who provide services to the Company, owe a fiduciary duty to the Company to conduct their personal securities transactions in a manner that does not interfere with the Company’s transactions or otherwise take unfair advantage of their relationship with the Company. All directors, managers, officers and employees of the Company, the Adviser, and the Administrator (“Covered Persons”) are expected to adhere to this general principle as well as to comply with all of the specific provisions of this Code applicable to them. In addition, all Covered Persons must comply with applicable federal securities laws and must report violations of the Code to the Company’s or the Adviser’s Chief Compliance Officer (“CCO”). Any Covered Persons affiliated with another entity that is a registered investment adviser is, in addition, expected to comply with the provisions of the code of ethics that has been adopted by such other investment adviser.

Technical compliance with the Code will not automatically insulate any Covered Person from scrutiny of transactions that show a pattern of compromise or abuse of the individual’s fiduciary duty to the Company. Accordingly, all Covered Persons must seek to avoid any actual or potential conflicts between their personal interests and the interests of the Company and its stockholders. In sum, all Covered Persons shall place the interests of the Company and its investors before their own personal interests.

All Covered Persons must read and retain this Code.

Section II. Definitions

(A)	“Access Person” means any director, employee, officer or Advisory Person (as defined below) of the Company, the Adviser, or the Administrator.

(B)	An “Advisory Person” of the Company, the Adviser, or the Administrator means: (i) any director, officer or employee of the Company, the Adviser, or the Administrator, or any company in a Control (as defined below) relationship to the Company, the Adviser, or the Administrator who in connection with his or her regular functions or duties makes, participates in, or obtains information regarding the purchase or sale of any Covered Security (as defined below) by the Company, or whose functions relate to the making of any recommendation with respect to such purchases or sales; and (ii) any natural person in a Control relationship to the Company, the Adviser, or the Administrator who obtains information concerning recommendations made to the Company with regard to the purchase or sale of any Covered Security by the Company.

January 2025

(C)	“Beneficial Ownership” is interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in determining whether a person is a beneficial owner of a security for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder.

(D)	“CCO” means the Chief Compliance Officer of the Company and / or the Adviser, as the context requires. The CCO provides oversight and general administration of the policies and procedures set forth in the Compliance Manual and this Joint Code of Ethics. The CCO may delegate certain responsibilities, and will work with the CEO and CFO to ensure it is meeting its responsibility to adhere to the Joint Code of Ethics and to foster a culture of compliance. As such, any reference herein to the duties of the CCO shall necessarily include any such designee(s).

(E)	“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the Act, and generally means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

(F)	“Covered Person” means any director, officer or employee (including a temporary employee) of the Company, the Adviser, or the Administrator, or of any of their affiliates or subsidiaries, and any other persons designated by the CCO. All Supervised Persons are Covered Persons for purposes of this Code.

(G)	“Covered Security” means a security as defined in Section 2(a)(36) of the Act, including: any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

(H)	“Independent Director” means a director of the Company who is not an “interested person” of the Company within the meaning of Section 2(a)(19) of the Act.

(I)	“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, as amended (the “1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.

(J)	“Investment Persons” of the Company, the Adviser, or the Administrator means: (i) any employee of the Company, the Adviser, or the Administrator (or of any company in a Control relationship to the Company, the Adviser, or the Administrator) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Company; and (ii) any natural person who controls the Company, the Adviser, or the Administrator and who obtains information concerning recommendations made to the Company regarding the purchase or sale of securities by the Company.

January 2025

(K)	“Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(6) thereof or pursuant to Rule 504, Rule 505, or Rule 506 thereunder.

(L)	“Security Held or to be Acquired” by the Company means: (i) any Covered Security which, within the most recent 15 days: (A) is or has been held by the Company; or (B) is being or has been considered by the Company or the Adviser for purchase by the Company; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in Section II (L)(i) above.

(M)	“Restricted List” means the list promulgated and periodically updated by the CCO, in consultation with the Adviser’s Chief Investment Officer (“CIO”) or his/her designee, which lists the names of all issuers of publicly traded securities as to which the CIO and/or the CCO have determined that Company, the Adviser and/or the Administrator (collectively, the “Runway Entities”), or any one or more Covered Persons, may be in possession of material non-public information concerning the issuer, or the trading markets for its securities, within the purview of the Insider Trading Policies and Procedures as have been jointly adopted by the Runway Entities.

(N)	“Supervised Person” means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of the Adviser, or other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser. For purposes of this Code, all employees and “Associated Persons” (as defined in Section 202(a)(17) of the Advisers Act) of the Adviser as well as any other person designated by the CCO as a Supervised Person are deemed to be Supervised Persons.

Section III. Objective and General Prohibitions

Covered Persons may not engage in any investment transaction under circumstances in which the Covered Person benefits from or interferes with the purchase or sale of investments by the Company. In addition, Covered Persons may not use information concerning the investments or investment intentions of the Company, or their ability to influence such investment intentions, for personal gain or in a manner detrimental to the interests of the Company. This prohibition includes, but is not limited to, a prohibition on using information concerning investments, potential investments or investment intentions of the relevant Company for personal gain through transacting (including, without limitation, via activities on virtual marketplaces such as Shares Post or similar platforms, or otherwise) in Covered Securities of companies in which the relevant Company has made or is considering making (or divesting of) an investment.

Covered Persons may not engage in conduct that is deceitful, fraudulent or manipulative, or that involves false or misleading statements, in connection with the purchase or sale of investments by the Company. In this regard, Covered Persons should recognize that Rule 17j-1 makes it unlawful for any affiliated person of the Company, or any affiliated person of an investment adviser for the Company, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired by the Company, to:

(i)	employ any device, scheme or artifice to defraud the Company or its investors;

January 2025

(ii)	make any untrue statement of a material fact to the Company or its investors or omit to state to the Company or its investors a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(iii)	engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Company or its investors; or

(iv)	engage in any manipulative practice with respect to the Company or its investors.

Covered Persons should also recognize that a violation of this Code or of Rule 17j-1 may result in the imposition of: (1) sanctions as provided by Section VIII below; or (2) administrative, civil and, in certain cases, criminal fines, sanctions or penalties.

Covered Persons are required to comply with applicable federal securities laws.

Section IV. Prohibited Transactions

(A)	An Access Person may not purchase or otherwise acquire direct or indirect Beneficial Ownership, and without pre-clearance approval may not sell or otherwise dispose of direct or indirect Beneficial Ownership, of any security on the Restricted List, or in any Covered Security concerning which he or she has material non-public information, whether or not that security is on the Restricted List.

(B)	An Access Person may not purchase or otherwise acquire or sell or otherwise dispose of any direct or indirect Beneficial Ownership of the Company’s securities without pre-clearance approval by the CCO. (Use the “Pre-Clearance Request” form attached as Schedule A or any available online personal securities trade reporting and monitoring system that is monitored and overseen by the CCO or his designee(s) (the “PST System”)).

(C)	Investment Persons of the Company, the Adviser, or the Administrator must obtain pre-approval from the Company, the Adviser, or the Administrator, as the case may be, before directly or indirectly acquiring Beneficial Ownership in any Covered Securities in an Initial Public Offering or in a Limited Offering. Such approval must be obtained from the Adviser’s CCO, unless he is the person seeking such approval, in which case it must be obtained from the Adviser’s Chief Executive Officer. (Use the “Pre-Clearance Request” form attached as Schedule A or any available online PST System).[1]

(D)	No Access Person shall recommend any transaction in any Covered Securities by the Company without having disclosed to the Company’s CCO his or her interest, if any, in such Covered Securities or the issuer thereof, including: the Access Person’s Beneficial Ownership of any Covered Securities of such issuer; any contemplated transaction by the Access Person in such Covered Securities; any position the Access Person (or any person to whom the Access Person is related, by blood or marriage, and is known) has with such issuer; and any present or proposed business relationship between such issuer and the Access Person (or a party in which the Access Person has a significant interest).

(E)	Standards of Business Conduct

1 Seeking pre-approval under this Section IV(C) will be deemed to meet the pre-approval requirements of both Rule 204A-1(c) of the Advisers Act and Rule 17j-1(e) of the 1940 Act.

January 2025

The following standards of business conduct will govern personal investment activities and the interpretation and administration of this Code of Ethics:

•	The interests of the Adviser’s Clients must be placed first at all times;

•	There is a minimum holding period of three (3) months for all Reportable Securities.

•	All short sales are prohibited (including covered).

•	All personal securities transactions must be conducted consistent with this Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility;

•	Supervised Persons should not take inappropriate advantage of their positions; and

•	Supervised Persons must comply with applicable Federal Securities Laws.

This Code of Ethics does not attempt to identify all possible conflicts of interest, and literal compliance with each of its specific provisions will not shield Access Person from responsibility for personal trading or other conduct that violates a fiduciary duty to the Adviser’s Clients.

(F)	Trading Rules for Personal/Related Accounts

The following rules govern Securities trading by all Access Persons. In the event there is any uncertainty of the propriety of any trade being contemplated, consult with the CCO:

A.	Insider Trading Strictly Prohibited. No Access Person may engage in any trade or order activity or investment if such activity is the result of exposure to material non-public information, i.e., inside information.

B.	Preclearance. Access Persons must obtain prior approval of the CCO by submitting a clearance request for all transactions involving a Covered Security via the Firm’s PST system, including purchases and sales, in which they have a Beneficial Ownership interest, except:

•	Purchases or sales effected in any Discretionary Account;

•	Purchases that are part of an existing Automatic Investment Plan; and

•	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent these rights were acquired from that issuer, and sales of the rights that were acquired.

Approvals of Securities transactions granted by the CCO will be effective for two business days after approval, unless otherwise specified in writing. Access Persons who receive approval with respect to a Covered Security transaction but do not place a trade within such period must submit a new preclearance request to the CCO.

The CCO will not grant prior approval to an order or investment that anticipates (i.e., front runs) or competes with a customer/Client order. The CCO will also not grant approval request for any issuer found on the Restricted List. Access Persons should not communicate any denial by the CCO of any trade to any person and to do so may be a criminal offence in certain jurisdictions.

Prior to the CCO trading in a Covered Security, the CCO will obtain prior approval of a member of the Management Committee. Securities reports for the CCO will be reviewed by or under the direction of the Management Committee.

January 2025

(G)	Reportable Securities

Pre-clearance is required for the following Covered Securities, also deemed “Reportable Securities” as used throughout Section IV of this Code:

•	Stocks

•	Bonds

•	Single-stock derivatives

•	Hedge fund/private equity interests

As a reminder, trades in these Reportable Securities must be executed within two business days after approval and held for three months.

Pre-clearance is not required for the following Covered Securities:

•	Exchange-traded funds (“ETFs”)

•	Index-based derivatives

•	Open-end mutual funds

•	U.S. treasuries

•	Commercial paper

Note that neither the trading window nor the holding period apply to the aforementioned Covered Securities.

Section V. Reports by Access Persons

(A)       Initial and Annual Personal Securities Accounts and Holdings Reports.

All Access Persons shall within 10 days of the date on which they become Access Persons, and thereafter, within 30 days after the end of each calendar year, disclose the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of all Covered Securities in which they have a Beneficial Ownership as of the date the person became an Access Person, in the case of such person’s initial report, and as of the last day of the year, as to annual reports. A form of such report, which is hereinafter called an “Initial and Annual Personal Securities Accounts and Holdings Report,” is attached as Schedule B. Each Initial and Annual Personal Securities Accounts and Holdings Report must also disclose the name of any broker, dealer, or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person or as of the last day of the year, as the case may be. Each Initial and Annual Personal Securities Accounts and Holdings Report shall state the date it is being submitted. In all cases, the information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person, or the date the report was submitted, as applicable.

(B)       Quarterly Transaction Reports.

Within 30 days after the end of each calendar quarter, each Access Person shall make a written report to the CCO (or designee) of all transactions occurring in the quarter in a Covered Security in which he or she had any Beneficial Ownership. A form of such report, which is hereinafter called a “Quarterly Securities Transaction Report,” is attached as Schedule C.

January 2025

A Quarterly Securities Transaction Report shall be in the form of Schedule C or such other form approved by the CCO (or designee) and must contain the following information with respect to each reportable transaction:

(1)	Date and nature of the transaction (purchase, sale or any other type of acquisition or disposition);

(2)	Title, interest rate and maturity date (if applicable), number of shares and principal amount of each Covered Security involved and the price of the Covered Security at which the transaction was effected;

(3)	Name of the broker, dealer or bank with or through whom the transaction was effected; and

(4)	The date the report is submitted by the Access Person.

(C) Independent Directors.

Notwithstanding the reporting requirements set forth in this Section V, an Independent Director who would be required to make a report under this Section V solely by reason of being a director of the Company is not required to file an Initial and Annual Personal Securities Accounts and Holdings Report upon becoming a director of the Company or an annual Initial and Annual Personal Securities Accounts and Holdings Report.

Such an Independent Director also need not file a Quarterly Securities Transaction Report unless such director knew or, in the ordinary course of fulfilling his or her official duties as a director of the Company, should have known that during the 15-day period immediately preceding or after the date of the transaction in a Covered Security by the director, such Covered Security is or was purchased or sold by the Company or the Company or the Adviser considered purchasing or selling such Covered Security.

(D) Access Persons of the Adviser or the Administrator.

An Access Person of the Adviser or the Administrator need not make a Quarterly Securities Transaction Report if all of the information in the report would duplicate information required to be recorded pursuant to Rules 204-2(a)(12) or (13) under the Advisers Act, provided the Adviser or Administrator, as applicable, received such information not later than 30 days after the close of the calendar quarter in which the transaction takes place.

(E) Brokerage Accounts and Statements.

Access Persons, except Independent Directors, shall:

(1)	within 30 days after the end of each calendar quarter, identify the name of the broker, dealer or bank with whom the Access Person established an account in which any securities were held during the quarter for the direct or indirect benefit of the Access Person and identify any new account(s) and the date the account(s) were established. This information shall be included on the appropriate Quarterly Securities Transaction Report;

(2)	instruct the brokers, dealers or banks with whom they maintain such an account to provide duplicate account statements to the CCO (or designee); and

(3)	on an annual basis, certify that they have complied with the requirements of (1) and (2) above.

January 2025

(F) Form of Reports.

A Quarterly Securities Transaction Report may consist of broker statements or other statements that provide a list of all personal Covered Securities holdings and transactions in the time period covered by the report and contain the information required in a Quarterly Securities Transaction Report.

(G) Responsibility to Report.

It is the responsibility of each Access Person to take the initiative to comply with the requirements of this Section V. Any effort by the Company, or by the Adviser or Administrator, and their affiliates, to facilitate the reporting process does not change or alter that responsibility. A person need not make a report hereunder with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control.

(H) Where to File Reports.

All Quarterly Securities Transaction Reports and Initial and Annual Personal Securities Accounts and Holdings Reports must be filed, in writing, with the CCO using either (i) Schedule B or C, respectively, or (ii) any available online PST System.

(I) Disclaimers.

Any report required by this Section V may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect Beneficial Ownership in the Covered Security to which the report relates.

Section VI. Additional Prohibitions

(A)       Confidentiality of the Company’s Transactions.

Until disclosed in a public report to stockholders or to the U.S. Securities and Exchange Commission in the normal course, all information concerning the securities “being considered for purchase or sale” by the Company shall be kept confidential by all Covered Persons and disclosed by them only on a “need to know” basis. It shall be the responsibility of the CCO to report to the directors of the Company any known violations found in this regard.

(B)       Gifts and Entertainment Policy

In light of the Firm’s business activities, its fiduciary obligations to its Clients and its commitment to adhere to the highest ethical standards, the Adviser has adopted this policy to impose limits on, and monitor the nature and quantity of, “business-related” gifts and entertainment activities. “Business-related” gifts, gratuities and entertainment activities are those that the Adviser’s Covered Person’s give to, or receive from, a person or firm that: (a) conducts business with or provides services to the Firm; (b) may do business or is being solicited to do business with the Adviser; or (c) is associated with an organization that conducts or seeks to conduct business with the Adviser. Gifts and entertainment are defined as follows:

“Gift” refers to any object or thing of more than de minimis value provided for the recipient’s personal use or enjoyment. An entertainment event, dinner or other function which the offeror does not attend, will be treated as a gift.

January 2025

“Entertainment” refers to meals, sporting events or other entertainment events where the giver intends to participate, or attends the event with the recipient (e.g., accompanies the recipient of baseball tickets to the game).

This policy is not intended to prevent Covered Persons from giving or receiving gifts or entertainment, provided that such gifts and entertainment are not extravagant, or excessive or so frequent as to raise any question of impropriety. The policy is intended to assure that the practice of giving and accepting gifts or entertainment is not abused or undertaken for improper purposes, and does not compromise the integrity, objectivity, or fiduciary responsibilities of the Adviser or its Covered Persons, or create an appearance of impropriety or raise potential conflicts of interest. A Covered Person should consult the CCO with any questions as to whether a particular gift or entertainment activity is reasonable in scope or cost.

Furthermore, federal and state laws contain numerous restrictions on the giving and receiving of gifts, particularly with respect to government officials/entities. In addition to complying with the general procedures set forth in this Code for gifts and entertainment, any gift or entertainment offered or accepted to or from a government official/entity must also comply with the Adviser’s Political Contributions Policy and Procedures (as set forth in the Manual), the Foreign Corrupt Practices Act (“FCPA”) and the UK Bribery Act (as set forth in the Manual). If there is any question as to scope or application of this policy, Covered Persons should consult with the CCO.

1.       Prohibited Conduct

The Adviser expressly prohibits its Covered Persons from:

• accepting any gift or item of value with any understanding that the donor will receive special or favorable treatment by the Firm or by any Covered Persons;

• accepting, without prior approval, any gift or entertainment with value greater than $100 from a public company in which a Client is invested or in which the Adviser is evaluating an investment other than items of reasonable value received for the purposes of conducting due diligence or product evaluations;

• giving or accepting any gift of cash, or cash equivalents; and

• allocating brokerage commissions or trades to a broker on the basis of personal gifts or rewards provided to the Covered Person, or a relative or friend of the Covered Persons.

2.       Approval and Reporting Requirements

a)       Gifts. Each Covered Person may not, without obtaining the prior approval of the CCO, give or receive a gift with value equal to or greater than $500 (other than personal gifts and gifts of de minimis value, as defined above), and. Covered Persons can request prior written approval of the CCO.

Gift baskets containing food and other similar items may be accepted on behalf of the Firm if, upon acceptance, they are placed in a common area of any of the Firm’s offices and the contents are made available to all Covered Persons.

Entertainment. This policy does not prohibit a Covered Person from accepting an occasional meal, reception invitation, ticket to a sporting or theater event, or comparable entertainment that is not so frequent, costly, or lavish as to raise any question of impropriety. In the case of entertainment received, if the estimated cost or value of the Covered Person’s portion of the entertainment is greater than $500, the Covered Person must obtain written pre-approval from the CCO. In the case of entertainment provided, if the cost of the entertainment is greater than $500 per individual, the Covered Person must obtain written pre-approval from the CCO.

January 2025

This policy does not prohibit Covered Persons from attending annual meetings, advisory board meetings, board of directors’ meetings or due diligence meetings in connection with the Adviser’s existing or potential investments where reasonable expenses are covered or reimbursed by the Adviser organizing such meetings, provided that such adviser covering the expenses is actively involved in such meetings.

The CCO may require a Covered Person to refrain from providing or to return a gift, or to decline participation in or hosting the entertainment, if it is determined that the gift or entertainment could violate laws or regulations, improperly influence business with the individual, create an appearance of a conflict of interest, or cause reputational harm to the Adviser. The CCO may require the Covered Person to return a gift if it is determined that the gift could improperly influence a third-party or create the appearance of a conflict.

On an annual basis, all Covered Persons are required to certify that they have pre-approved, and therefore, reported all of their gifts and/or entertainment given or received in accordance with this policy. The CCO will maintain and keep a log of each pre-approval, granted and denied for gifts and entertainment given or received by Covered Persons..

In the context of the FCPA and the UK Bribery Act, any gifts and entertainment given or received while abroad, as described in more detail in the appendices to the Manual, must be pre-approved irrespective of the value of such gift(s) or entertainment to ensure compliance with the FCPA and the UK Bribery Act. However, customary meals are acceptable under the regulations.

Regardless of the dollar value, Covered Persons may not give a gift or provide entertainment that is inappropriate under the circumstances, or inconsistent with applicable law or regulations, to persons associated with securities or financial organizations, exchanges, member firms, commodity firms, news media, ERISA fiduciaries, or Clients of the Adviser.

(C) Digital Asset Policy

Cryptocurrency is a form of digital currency that uses a decentralized network to affect and verify transactions. Examples include Bitcoin, Ethereum, Litecoin and Ripple.

Cryptocurrency mining (“Mining”) is a process used to create new digital currency. Covered Persons are not permitted to engage in Mining activities, and Mining activities will not be approved as an outside business activity.

An initial coin offering (an “ICO”) is a method of fundraising for a new venture wherein investors obtain interests (in the form of virtual coins or digital tokens) in exchange for legal tender or another established cryptocurrency. Interests in such ventures (i.e., the coins or tokens purchased) may be considered securities. Accordingly, Covered Persons are not permitted to participate in an ICO or similar investment and requests to do so will not be approved for personal trading purposes.

Cryptocurrency is generally considered a “commodity” and falls outside of the definition of a “security” under U.S. securities law. Accordingly, Covered Persons are not required to obtain pre-approval to transact in, and are not required to report, such virtual instruments. However, if a Covered Person transacts in cryptocurrency and subsequently uses such virtual instruments to transact in future transactions that would otherwise require pre-clearance or be prohibited transactions pursuant to the Code, such transaction would be subject to the Code and Covered Persons must comply with the provisions of the Code in such transactions. For example, if a Covered Person transacted in cryptocurrency and subsequently used such cryptocurrency to purchase a Covered Security on the Restricted List, such transaction would be a prohibited transaction under the Code (i.e., Covered Persons may not use cryptocurrency to circumvent the requirements of the Code). If a Covered Person has any questions about whether a particular virtual instrument requires pre-clearance, he or she should contact Compliance before transacting in such virtual instrument.

January 2025

Non-Fungible Token (“NFT”) is a unique and non-interchangeable unit of data stored on a blockchain. NFTs can be associated with reproducible digital files such as photos, videos, and audio. NFTs use a digital ledger to provide a public certificate of authenticity or proof of ownership, but do not restrict the sharing or copying of the underlying digital files. The lack of interchangeability (fungibility) distinguishes NFTs from blockchain cryptocurrencies. NFTs are generally considered to be collectible assets akin to physical art and fall outside of the definition of a “security” under U.S. securities law.

Accordingly, with one exception, Covered Persons are not required to obtain pre-approval to transact in, and are not required to report, NFT instruments. If the NFT being considered is fractionalized for the purpose of creating shares to be traded in a secondary market and provide liquidity, then, in this case, these “fractions” will fall under securities laws and require pre-approval for Covered Persons. Additionally, similar to the provision above, Covered Persons may not use NFTs to circumvent the requirements of the Code. If a Covered Person has any questions about whether a particular NFT instrument requires pre-clearance, he or she should contact Compliance before transacting in such instrument.

Decentralized Autonomous Organization (“DAO”) is a governance mechanism and doesn’t constitute a security. Hence, an NFT structured with a layer of DAO will not cause the NFT to be considered a security.

Section VII. Annual Certification

(A)	Access Persons.

Access Persons shall be required to certify annually that they have read this Code and that they understand it and recognize that they are subject to it. Further, Access Persons shall be required to certify annually that they have complied with the requirements of this Code. A form of such certification is attached as Schedule D.

(B)	Board Review.

No less frequently than annually, the Runway Entities must furnish to the Company’s board of directors, and the board must consider, a written report that: (A) describes any issues arising under this Code or procedures since the last report to the board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to material violations; and (B) certifies that the Company, the Adviser, and the Administrator, as applicable, has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

Section VIII. Sanctions

Any violation of this Code shall be subject to the imposition of such sanctions as may be deemed appropriate under the circumstances to achieve the purposes of Rule 17j-1, Rule 204A-1, and this Code. The sanctions to be imposed shall be determined by the Company’s board of directors, including a majority of the Independent Directors, provided, however, that with respect to violations by Covered Persons of the Adviser or the Administrator, the sanctions to be imposed shall be determined by the Adviser or the Administrator (or the controlling person thereof). Sanctions may include, but are not limited to, suspension or termination of employment, a letter of censure and/or restitution of an amount equal to the difference between the price paid or received by the Company and the more advantageous price paid or received by the offending person.

January 2025

Section IX. Administration and Construction

(A)	The administration of this Code shall be the responsibility of each Runway Entity’s respective CCO.

(B)	The duties of the CCO are as follows:

(1)	Maintain continuously a current list of the names of all Access Persons with an appropriate description of their title or employment, including a notation of any directorships held by Access Persons who are officers or employees of the Adviser or the Administrator or of any company that controls the Adviser or the Administrator, and inform all Access Persons of their reporting obligations hereunder;

(2)	On an annual basis, provide all Covered Persons a copy of this Code and inform such persons of their duties and obligations hereunder including making available any supplemental training that may be required from time to time. In addition, provide to all Covered Persons updated copies of the Code each time it is amended.

(3)	Collect from all Covered Persons a signed “Acknowledgement, Affirmation and Certification of Compliance with Runway Compliance Program Documents” form (which is attached as Schedule D) annually and each time the Code is amended;

(4)	Maintain or supervise the maintenance of all records (including pre-clearance and other approvals granted) and reports required by this Code;

(5)	Review the contents of holding reports submitted by Access Persons[2];

(6)	Review reports of all transactions effected by Access Persons who are subject to the requirement to file Quarterly Securities Transaction Reports and review such transactions against a listing of all transactions effected by the Company and securities of any companies included on the Restricted List during the reporting period;

(7)	Issue, either personally or with the assistance of counsel, as may be appropriate, any interpretation of this Code that may appear consistent with the objectives of Rule 17j-1, Rule 204A-1, and this Code;

(8)	Conduct such inspections or investigations as shall reasonably be required to detect and report, with recommendations, any apparent violations of this Code to the board of directors of the Company; and

(9)	Submit a written report to the board of directors of the Company, no less frequently than annually, that describes any issues arising under the Code since the last such report, including but not limited to the information described in Section VII(B).

(C) The respective CCO of each respective Runway Entity shall maintain and cause to be maintained in an easily accessible place at the principal place of business of each respective Runway Entity, the following records:

(1)	A copy of all codes of ethics adopted by the Company, the Adviser, or the Administrator and their affiliates, as the case may be, pursuant to Rule 17j-1 and Rule 204A-1 that have been in effect at any time during the past five (5) years;

(2)	A copy of all signed “Acknowledgement, Affirmation and Certification of Compliance with Runway Compliance Program Documents” forms (see Schedule D) for at least five (5) years after the end of the fiscal year in which the Acknowledgement, etc. is submitted;

2 The reportable holdings and transaction reports of the CCO shall be reviewed by the CFO.

January 2025

(3)	A record of each violation of such codes of ethics and of any action taken as a result of such violation for at least five (5) years after the end of the fiscal year in which the violation occurs;

(4)	A copy of each report made by an Access Person for at least two (2) years after the end of the fiscal year in which the report is made, and for an additional three (3) years in a place that need not be easily accessible;

(5)	A copy of each report made by the CCO to the board of directors for two (2) years from the end of the fiscal year of the Company in which such report is made or issued and for an additional three (3) years in a place that need not be easily accessible;

(6)	A list of all persons who are, or within the past five (5) years have been, required to make reports pursuant to Rule 17j-1, Rule 204A-1, and this Code, or who are or were responsible for reviewing such reports;

(7)	A copy of each report required by Section VII (B) for at least two (2) years after the end of the fiscal year in which it is made, and for an additional three (3) years in a place that need not be easily accessible; and

(8)	A record of any decision, and the reasons supporting the decision, to approve the acquisition by Investment Persons of securities in an Initial Public Offering or Limited Offering for at least five (5) years after the end of the fiscal year in which the approval is granted.

(D) This Code may not be amended or modified except in a written form that is specifically approved by majority vote of the Independent Directors.

This Code was adopted and approved by the Board of Directors of the Company, including a majority of the Independent Directors, on January 23, 2025.

January 2025

SCHEDULE A2

Runway Growth Finance Corp. / Runway Growth Capital LLC

Pre-Clearance Request

As described in Section IV of the Code of Ethics, this form must be submitted prior to a Runway Entity’s Advisory or Access Person executing any transaction in Runway Growth Finance Corp.’s securities, securities on the Restricted List, or purchasing a security in an initial public offering or in a private offering.

Upon completion of this form, please submit to the CCO at: CreditCompliance@bcpartners.com

Date of Request:	Intended Trade Date:

Name:

Buy	Sell	Sell Short	Cover Short

Issuer name / Security description & CUSIP #:

Quantity:	Market order:	Limit Order

Reason for trade:

Last trade in security (direction and date):

Broker:

Authorized by:		Date:
(Chief Compliance Officer or Designee)

The Chief Compliance Officer or her designee has reviewed the proposed trade, contract, instruction or plan and confirms that Runway Growth Finance Corp. does not intend to buy or sell the above security for any client accounts within the next fifteen (15) days and/or has completed all client transactions in this security at this time. Exceptions to this statement should be noted on this form and any exception must be authorized by the Chief Compliance Officer.

Upon completion of the transaction, you must notify BCP Compliance at CreditCompliance@bcpartners.com of the final execution price and trade volume.

2 This is a sample pre-clearance form. Covered Persons will pre-clear trades in the PST System.

January 2025

SCHEDULE B

INITIAL AND ANNUAL PERSONAL SECURITIES3

ACCOUNTS AND HOLDINGS REPORT

I certify that the following bank or broker-dealer accounts are the only accounts holding securities of any kind or nature whatsoever in which I have or share a “Beneficial Ownership” interest as such term is defined in the Runway Growth Finance Corp. / Runway Growth Capital LLC Joint Code of Ethics.

Name of bank or broker custodian	Account Number	Name of beneficial owner of record with the account custodian

I further certify that the following is a listing of all “Covered Securities” in which I had or shared a “Beneficial Ownership” interest as of the following date:

•	For an Initial Personal Securities Holdings Report:

o	(the date indicated may not be more than 45 days prior to the date of submission, as indicated below, of this report)

•	For an Annual Personal Securities Holdings Report: December 31, 20

Note: For holdings report purposes, the term “Covered Securities” should be understood as including securities of all sorts, but not the following: (i) shares of open-end mutual funds; (ii) U.S. government or agency issued securities; and (iii) short-term debt instruments, bank CDs, bankers acceptances or repurchase agreements. Shares of exchange-traded funds (“ETFs”) are Covered Securities.

3 This is a sample disclosure form. Covered Persons will disclose accounts and holdings in the PST System.

January 2025

In lieu of indicating the following required information within this form, you may submit—under cover of a signed and dated copy of this form—legible copies of statements of accounts issued by the account custodian(s) wherein Covered Securities are held as of the date indicated above. Such statements should be either emailed or sent, by U.S. mail or courier service, to: CreditCompliance@bcpartners.com

Account Custodian and Number	Issuer	Security Type	Exchange Ticker Symbol or CUSIP Number	Total number of equity security shares	Aggregate principal amount of debt securities

(Use a continuation sheet if necessary.)

Signature:_______________________________ Print Name:_______________________________________

Date Submitted:

•	For Initial Holdings Reports – Must be within 10 days of initial date of association with Runway Growth Finance Corp. or Runway Growth Capital LLC.

•	For Annual Holdings Reports – Must be on or before January 30 of the current year.

January 2025

SCHEDULE C

QUARTERLY SECURITIES TRANSACTION REPORT4

The following lists all transactions in Covered Securities, in which I had any direct or indirect Beneficial Ownership interest, that were effected during the last calendar quarter and required to be reported by Section V (B) of the Code (If no such transactions took place write “NONE”). Please sign and date this report and return it to the Chief Compliance Officer no later than the 30th day following the end of the quarter. Use reverse side if additional space is needed.

PURCHASES AND ACQUISITIONS

Trade Date	No. of Shares or Principal Amount	Interest Rate and Maturity Date	Name of Security	Unit Price	Total Price	Broker, Dealer, or Bank

SALES AND OTHER DISPOSITIONS

Trade Date	No. of Shares or Principal Amount	Interest Rate and Maturity Date	Name of Security	Unit Price	Total Price	Broker, Dealer, or Bank

NEW ACCOUNTS ESTABLISHED DURING THE QUARTER

Name of Broker, Dealer or Bank	Name of Account and Account Number	Date Established

4.This is a sample transaction reporting form. Covered Persons will report transactions in the PST System.

January 2025

SCHEDULE D5

ACKNOWLEDGEMENT, AFFIRMATION AND CERTIFICATION

OF COMPLIANCE WITH RUNWAY COMPLIANCE PROGRAM DOCUMENTS

The undersigned, as a Covered Person of Runway Growth Finance Corp. or Runway Growth Capital LLC, hereby acknowledges, affirms and/or certifies as follows:

(1)	I have received, read and understand the Runway Growth Finance Corp. Compliance Manual, the Runway Growth Capital LLC Compliance Manual and the Runway Growth Finance Corp. Code of Business Conduct.

(2)	I have received, read and understand the Runway Growth Finance Corp. and Runway Growth Capital LLC Joint Code of Ethics (the “Code”) and agree to comply in all respects with the policies and procedures stated therein. If at any time during the past calendar year I was subject to the Code, I further certify that I have complied in all respects with the requirements of the Code as then in effect or, in the event that I have not so complied, I have fully disclosed all such non-compliance to the Chief Compliance Officer.

Signature:

Print Name:	Date:

5 This is a sample transaction reporting form. Covered Persons will report transactions in the PST System.